FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-01

Sent: Thursday, February 04, 2016 1:44 PM

Subject: New Issue CMBS: MSBAM C28 * Announcement* Public Classes

NEW ISSUE CMBS: $813.496MM

MORGAN STANLEY BofA MERRILL LYNCH SERIES 2016-C28

CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY

CO-MANAGER: CIBC & DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CL	MOODY'S/FITCH/DBRS	SIZE($MM)	(YRS)	WAL CE%	PRIN WINDOW	NOI DY%	LTV%
A1	Aaa(sf)/AAAsf/AAA(sf)	$25.700	2.90	30.000%	1-58	16.3%	42.6%
A2	Aaa(sf)/AAAsf/AAA(sf)	$43.800	4.85	30.000%	58-60	16.3%	42.6%
ASB	Aaa(sf)/AAAsf/AAA(sf)	$59.300	6.93	30.000%	60-110	16.3%	42.6%
A3	Aaa(sf)/AAAsf/AAA(sf)	$215.000	9.59	30.000%	110-117	16.3%	42.6%
A4	Aaa(sf)/AAAsf/AAA(sf)	$325.154	9.81	30.000%	117-119	16.3%	42.6%
AS	Aa1(sf)/AAAsf/AAA(sf)	$47.782	9.89	25.000%	119-119	15.2%	45.6%
B	Aa3(sf)/AA-sf/AA(sf)	$50.172	9.89	19.750%	119-119	14.2%	48.8%
C	A3(sf)/A-sf/A(sf)	$46.588	9.89	14.875%	119-119	13.4%	51.8%

POOL BALANCE: $955.648MM

NUMBER OF LOANS/PROPERTIES: 42/161

WA MORTGAGE INT. RATE: 4.618%

WA CUT-OFF LTV: 60.8%

WA UW NCF DSCR: 1.98x

WA UW NOI DEBT YLD: 11.4%

WA ORIG TERM TO MATURITY: 117

WA ORIG AMORTIZING TERM: 357

TEN LARGEST LOANS: 57.0%

LOAN SELLERS: MS(48.8%), BAML(34.8%), CIBC(9.6%), SWOOD(6.8%) TOP 5 STATES: FL(12.1%),CA(11.3%),OK(11.0%),NJ(10.8%),TX(10.3%)

TOP 5 PROPERTY TYPES: RET(36.6%),OFF(24.8%),HT(14.7%),MU(8.9%),IN(7.3%)

MASTER SERVICER: Wells Fargo Bank, National Association

SPECIAL SERVICER: C-III Asset Management LLC

TRUSTEE: Wilmington Trust, National Association

CERT ADMIN: Wells Fargo Bank, National Association

TRUST ADVISOR: Park Bridge Lender Services LLC

ASSET REP REVIEWER: Park Bridge Lender Services LLC INITIAL CONTROLLING CLASS REP: C-III High Yield Real Estate Debt Fund IV Tier Holdings. or an affiliate thereof

HARTFORD BFAST: THURS, FEB 4, 8:00am EDT (Max’s Downtown)

BOSTON MEETING: THURS, FEB 4, 11:30am EDT (Bank of America)

MINNEAPOLIS BFAST: FRI, FEB 5, 7:30am CT (The Grand Hotel) INVESTOR GROUP CALL: FRI, FEB 5, 10:30am EDT (855-312-6130/Passcode: 755 328 70)

EXPECTED PRICING: WEEK OF 2/8

EXPECTED SETTLEMENT: ON OR ABOUT 2/25

ATTACHED: TERM SHEET, ANNEX A-1

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-206847 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

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